Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

CONTACT:
Florence Doller
SVP & Director of Corporate Communications
607.337.6118 | fdoller@nbtbank.com

KIMBERLY A. BOYNTON NAMED TO NBT BOARD OF DIRECTORS
NORWICH, NY (September 21, 2026) – NBT Bancorp Inc. ("NBT" or the "Company") (NASDAQ: NBTB) announced today that Kimberly A. Boynton will join the Boards of Directors of NBT Bancorp Inc. and NBT Bank, N.A. on October 1, 2026. Boynton is the former President and Chief Executive Officer of Crouse Health and is currently a licensed real estate salesperson with Cushman & Wakefield | Pyramid Brokerage Company, where she specializes in office and industrial real estate throughout the Syracuse market.

"We are pleased to welcome Kimberly to the NBT Board of Directors," said NBT Board Chair Martin A. Dietrich. "Kimberly's career spans executive leadership in healthcare, financial management, board governance and commercial real estate. That breadth of experience, combined with her deep understanding of the Central New York business community and regional economy, will bring valuable perspective to our Board and the work we do on behalf of our shareholders, customers and communities."

Boynton spent nearly 25 years with Crouse Health, serving as President and Chief Executive Officer from January 2014 until March 2023 and as Vice President of the Crouse Health Foundation. Prior to her appointment as Chief Executive Officer, she served as Chief Financial Officer, helping to lead the organization's financial strategy and operational management. Throughout her tenure at Crouse Health, Boynton led strategic growth initiatives, physician practice acquisitions and major capital projects while overseeing a broad range of operational functions across the organization.

Prior to joining Crouse Health, Boynton worked in public accounting with Coopers & Lybrand, where she developed expertise in financial reporting, auditing and client advisory services.

Boynton has extensive experience serving on boards. She is currently Vice Chairperson of the Board of Trustees of SRC, Inc. and serves on the boards of AAA Western and Central New York, Byrne Dairy, Inc. and NYSTEC. She has been actively involved in numerous civic and nonprofit organizations throughout Central New York. Boynton earned a Bachelor of Business Administration in Accounting from Niagara University and an MBA from Syracuse University's Martin J. Whitman School of Management.

About NBT Bancorp Inc. and NBT Bank, N.A.
NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $16.21 billion at June 30, 2026. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 174 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service regional insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtbank.com/insurance.